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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                  SCHEDULE 13G
                                 (RULE 13d-102)

            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                         (AMENDMENT NO.    2    )*
                                        -------



                       JOHNSTOWN AMERICA INDUSTRIES, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   479477101
                               -----------------
                                 (CUSIP Number)



Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                             Page 1 of 21 pages

CUSIP No.    479477101         13G                   Page   2   of   21   Pages
             ---------                                     ---      ----

--------------------------------------------------------------------------------------------------------------------------
 1      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                B.A.T Industries p.l.c.

--------------------------------------------------------------------------------------------------------------------------
 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                         (a) [ ]

                                                                                                                  (b) [ ]
--------------------------------------------------------------------------------------------------------------------------
 3      SEC USE ONLY


--------------------------------------------------------------------------------------------------------------------------
 4      CITIZENSHIP OR PLACE OF ORGANIZATION


                England

--------------------------------------------------------------------------------------------------------------------------
                   5     SOLE VOTING POWER
   NUMBER OF
    SHARES                   -0-
 BENEFICIALLY
   OWNED BY        -------------------------------------------------------------------------------------------------------
     EACH          6     SHARED VOTING POWER
   REPORTING
    PERSON                   -0-
     WITH
                   -------------------------------------------------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                             -0-

                   -------------------------------------------------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                             -0-

--------------------------------------------------------------------------------------------------------------------------
 9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               -0-

--------------------------------------------------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                                          [ ]

               N.A.

--------------------------------------------------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               0.00%

--------------------------------------------------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*

               HC
--------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!





                              Page 2 of 21 pages

CUSIP No.    479477101            13G                Page   3   of   21   Pages
             ---------                                     ---      ----

---------------------------------------------------------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Farmers Group, Inc.

---------------------------------------------------------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                                (a) [ ]

                                                                                                                       (b) [ ]

---------------------------------------------------------------------------------------------------------------------------------
 3    SEC USE ONLY



---------------------------------------------------------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION


               Nevada

---------------------------------------------------------------------------------------------------------------------------------
                 5     SOLE VOTING POWER

                               -0-

                 ----------------------------------------------------------------------------------------------------------------
   NUMBER OF     6     SHARED VOTING POWER
    SHARES
 BENEFICIALLY                  -0-
   OWNED BY
    EACH         ----------------------------------------------------------------------------------------------------------------
  REPORTING      7     SOLE DISPOSITIVE POWER
   PERSON
    WITH                       -0-

                 ----------------------------------------------------------------------------------------------------------------
                 8     SHARED DISPOSITIVE POWER

                               -0-

---------------------------------------------------------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               -0-

---------------------------------------------------------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                                                [ ]

               N.A.

---------------------------------------------------------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               0.00%

---------------------------------------------------------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

               IC

---------------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!





                              Page 3 of 21 pages

         Item 1(b) of the Statement on Schedule 13G, dated February 9, 1995, filed by B.A.T Industries p.l.c. and Farmers Group, Inc. is hereby amended and restated in its entirety as follows:

Item 1(b)        Address of Issuer's Principal Executive Office:
---------        -----------------------------------------------
                 980 N. Michigan Avenue
                 Suite 1000
                 Chicago, IL 60611


         Items 4 and 5 of the Statement on Schedule 13G, dated February 6, 1996, filed by B.A.T Industries p.l.c. and Farmers Group, Inc., are hereby amended and restated to read in their entirety as follows:


Item 4           Ownership
------           ---------

                      (a)     Amount Beneficially Owned:

                                       -0-

                      (b)     Percent of Class:

                                       0.00%

                      (c)     Number of shares as to which person has:

                              (i)      Sole voting power:             -0-
                              (ii)     Shared voting power:           -0-
                              (iii)    Sole disposition power:        -0-
                              (iv)     Shared disposition power:      -0-

Item 5           Ownership of Five Percent or Less of a Class
------           --------------------------------------------

                      If this statement is being filed to report the fact that
                      as of the date hereof the reporting person has ceased to
                      be the beneficial owner of more than five percent of the
                      class of securities, check the following box.     [X]





                              Page 4 of 21 pages

                                   SIGNATURES


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                        B.A.T INDUSTRIES p.l.c.


Dated February 5, 1997                  By:  /s/ Anthony Robert Holliman
                                           -----------------------------
                                           Name:   Anthony Robert Holliman
                                           Title: Assistant Corporate Secretary





                              Page 5 of 21 pages

                                   SIGNATURES


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                            FARMERS GROUP, INC.


Dated February 5, 1997                      By:  /s/ Alan Porter
                                            --------------------------
                                            Name: Alan Porter
                                            Title:  Corporate Secretary





                              Page 6 of 21 pages

                                 Exhibit Index


Exhibit     Description                                           Page Number
-------     -----------                                           -----------
   I        Amendment No. 1, dated February 6, 1996, to Schedule      8
            13G, dated February 9, 1995

   II       Schedule 13G, dated February 9, 1995                     14





                              Page 7 of 21 pages